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Exhibit 11.1 - Computation of Net Loss Per Share

                                             Three months ended
                                         --------------------------
                                          9/30/96         9/30/97
                                         --------------------------


Net Loss                                  (871,814)      (2,005,740)
Outstanding                              7,252,584        7,288,585

Total share outstanding for primary
and fully diluted net loss per share     7,252,584        7,288,585
                                         ==========================

Net loss per share                          ($0.12)          ($0.28)
                                         ==========================